Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Peraso Inc.

San Jose, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Peraso Inc. of our report, dated March 29, 2023, relating to the consolidated financial statements as of December 31, 2022 and 2021 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Peraso, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California

December 22, 2023